Exhibit 99.1

William S. Smith Appointed as President of ALR Technologies

Richmond, Virginia, April 18, 2014 – ALR Technologies, Inc. (OTCBB: ALRT) announces today that William S. Smith has been appointed President of the Company, effective May 19, 2014.  Mr. Lawrence Weinstein who served as President & COO of ALR Technologies since 2010 expressed a wish to pursue other activities and will remain as a consultant.

Mr. Smith has served as Director, Commercial Strategies and External Affairs at ALR Technologies since February 2013.  Prior to joining ALRT, he worked at senior levels in the private sector and in government for more than two decades. He served as Managing Director at NSI, a Washington-based consulting firm, whose clients include major pharmaceutical and biotechnology companies. He spent ten years at Pfizer, Inc., where he was Vice President for U.S. Public Affairs and Policy. In that role, Smith was the lead advisor on U.S. policy issues to Pfizer’s major commercial businesses in the United States. Smith also ran Pfizer’s state government affairs group, one of the largest such groups in corporate America. Mr. Smith previously worked in government where he was on the staff of two Governors in Massachusetts, was a leadership aide to the Republican Leadership in the U.S. House of Representatives, and was a senior aide in the White House Office of National Drug Control Policy under President George H.W. Bush.

“Larry’s experience and knowledge were integral in ALRT receiving regulatory approvals and putting management systems in place during the development stage.   He was the ideal President for our company during the critical start-up and will contribute to the company on an ongoing basis,” said Sidney Chan, Chief Executive Officer of ALR Technologies. “I am pleased to announce that Bill Smith has agreed to become President.  Bill’s experience and skills will be invaluable for the commercialization phase of the company that we are now entering.”

About ALR Technologies

ALR Technologies is a medical device company providing remote monitoring and care facilitation for patients with chronic diseases.   ALRT has developed the FDA-cleared Health-e-Connect system which uploads the data from blood glucose meters onto a secure website where clinicians and others can better monitor and coordinate the care of these patients. The platform will be expanded to cover patients with other chronic diseases. More information on ALR Technologies and its products can be found at http://www.alrt.com.

Contact:  Andrew Klips, info@alrt.com, 859.919.0383

This release contains certain “forward-looking statements” relating to ALR Technologies’ business, and these statements reflect the current views of ALR Technologies with respect to future events and are subject to certain risks, uncertainties and assumptions. When used, the words “estimate”, “expect”, “anticipate”, “believe” and similar expressions are intended to identify such forward-looking statements. There are many factors that could cause the actual results, performance or achievements of ALR Technologies and its products to be materially different from any future results, performances or achievements that may be expressed or implied by such forward-looking statements. Further management discussions of risks and uncertainties can be found in the company’s quarterly filings with the Securities and Exchange Commission.